Exhibit 99.1
FOR IMMEDIATE RELEASE
Comscore Provides Preliminary Fourth Quarter and Full Year 2020 Results
Announces Fourth Quarter and Year-End 2020 Financial Results Call
RESTON, Va., March 4, 2021 - Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2020, ahead of the Company's special stockholder meeting scheduled for March 9, 2021.
Fourth Quarter 2020 Financial Highlights
•Revenue for the fourth quarter was $90.0 million compared to $95.2 million in the prior-year quarter
•Net loss of $13.2 million, or $(0.18) per share, compared to a net loss of $21.4 million, or $(0.31) per share in the year-ago quarter
•Adjusted EBITDA of $9.4 million compared to $5.5 million in the prior-year quarter; current period includes a $2.0 million one-time non-cash reduction to cost of revenues related to a revenue-share arrangement
Full-Year 2020 Financial Highlights
•Revenue for 2020 was $356.0 million compared to $388.6 million in 2019
•Net loss of $47.9 million, or $(0.67) per share, compared to $339.0 million, or $(5.33) per share in 2019, loss includes impairment charges of $4.7 million and $241.6 million for 2020 and 2019, respectively
•Adjusted EBITDA of $32.3 million compared to $6.2 million in 2019
•Cash, cash equivalents and restricted cash of $50.7 million as of December 31, 2020 compared to $66.8 million as of December 31, 2019
"Comscore showed resilience and a strong focus on operating performance during a challenging time," said Bill Livek, CEO and Executive Vice Chairman of Comscore. "We saw continued improvement in many areas of our business and look forward to completing the previously announced investment transactions next week, following a stockholder vote on March 9th."
The Company also announced today that it plans to hold a conference call on Wednesday, March 10th at 8:00 a.m. ET to discuss its financial results for the fourth quarter and full year 2020.
Upon closing of the pending investment transactions, the Company expects to record a non-cash charge that will include extinguishment of debt and associated derivatives, issuance of 3.15 million conversion shares to affiliates of Starboard Value LP, and an antidilution adjustment to the Series A warrant exercise price, which is expected to reset to the transaction price of $2.47 upon closing. The non-cash charge at closing is estimated to range between $20 million and $30 million on a GAAP basis based on recent trading prices, but could vary depending on the market price of the Company's common stock on the closing date and other variables. The charge is not expected to have an impact to adjusted EBITDA.
Adjusted EBITDA excludes stock-based compensation expense; impairment charges; change in fair value of financing derivatives and warrants liability; restructuring expense; and other items as presented in the accompanying tables.
Conference Call Information for Wednesday, March 10 at 8:00 a.m. ET
Management plans to hold a conference call on Wednesday, March 10, 2021 at 8:00 a.m. ET to discuss the Company's financial results for the fourth quarter and full year 2020. To access this call, dial +1 844-229-7593 (U.S. and Canada) or +1 314-888-4258 (international) and reference conference ID # 4448163. Participants are advised to dial in at least 15 minutes prior to the call to register. Additionally, a live webcast of the conference call will be available on the Investor Relations section of the Company's website at ir.comscore.com/events-presentations. Following the conference call, a replay will be available by dialing +1 855-859-2056 (U.S. and Canada) or +1 404-537-3406 (international) with conference ID #4448163. The replay will also be available via webcast at ir.comscore.com/events-presentations.

About Comscore
Comscore is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore's expectations, forecasts, plans and opinions regarding its preliminary financial results for the fourth quarter and full-year 2020, plans to hold a conference call on March 10, 2021, proposed investment transactions and related stockholder vote, and the amount and components of any charge related to the investment transactions, including any extinguishment of debt or adjustment to the Series A warrant. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, audit or other adjustments to the Company's preliminary financial results, changes in the investment transactions or related commercial agreement terms, failure to obtain stockholder approval, failure to obtain required customer, vendor or debtholder consents, delays in closing the investment transactions, changes in the Company's business, external market conditions, the impact of the Covid-19 pandemic and related government mandates, and Comscore's ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed investment transactions. Comscore has filed a proxy statement (the "Proxy Statement") with the SEC in connection with the solicitation of proxies by Comscore in connection with the proposed transactions. Comscore has also filed, and intends to file, other relevant documents with the SEC regarding the proposed transaction. The definitive Proxy Statement was first mailed to Comscore stockholders on February 19, 2021. Before making any voting or investment decision with respect to the proposed transactions, stockholders of Comscore are urged to read the definitive Proxy Statement regarding the proposed transactions (including any amendments or supplements thereto) and other relevant materials carefully and in their entirety because they contain important information about the proposed transactions.
The Proxy Statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Comscore with the SEC, may be obtained once such documents free of charge on the SEC's website at www.sec.gov or free of charge from Comscore at www.comscore.com or by directing a request to Comscore’s Investor Relations team at press@comscore.com or by calling 646-746-0579.
No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Participants in the Solicitation
Comscore and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies in connection with the proposed transactions. Information regarding Comscore's directors and executive officers is available in its definitive Proxy Statement on Schedule 14A filed with the SEC on February 19, 2021, and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive Proxy Statement and other relevant materials relating to the proposed transactions filed with the SEC on February 19, 2021.
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we are disclosing herein adjusted EBITDA, which is a non-GAAP financial measure used by our management to understand and evaluate our core operating performance and trends. We believe that this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating our operating results, as it permits our investors to view our core business performance using the same metric that management uses to evaluate our performance. Nevertheless, our use of this non-GAAP financial measure has limitations as an analytical tool, and investors should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider this measure alongside GAAP-based financial performance measures, net income (loss), various cash flow metrics, and our other GAAP financial results. Set forth below are reconciliations of this non-GAAP financial measure to its most directly comparable GAAP financial measure, net income (loss). These reconciliations should be carefully evaluated.
Press
Neil Ripley
Comscore, Inc.
646-746-0579
press@comscore.com

Reconciliation of Non-GAAP Financial Measures
The following tables present a reconciliation of net loss (GAAP) to adjusted EBITDA for each of the periods identified:

	Years Ended December 31,
	2020	2019
(In thousands)	(Unaudited)	(Unaudited)
Net loss (GAAP)	$(47,918)	$(338,996)

Interest expense, net	35,805	31,526
Amortization of intangible assets	27,219	30,076
Depreciation	14,064	12,778
Amortization expense of finance leases	1,652	2,413
Income tax provision (benefit)	902	(1,007)
EBITDA	31,724	(263,210)

Adjustments:
Stock-based compensation expense	10,073	16,695
Impairment of right-of-use and long-lived assets	4,671	—
Impairment of goodwill	—	224,272
Impairment of intangible asset	—	17,308
Investigation and audit related	—	4,305
Restructuring	—	3,263
Settlement of certain litigation, net (1)	—	2,900
Other (income) expense, net (2)	(14,164)	682
Adjusted EBITDA	$32,304	$6,215
(1) Settlement of certain litigation, net includes settlement amounts incurred for certain legal proceedings defined by the Company's senior secured convertible notes (the "Notes"), which amounts are classified as general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.
(2) Adjustments to other (income) expense, net, reflect non-cash changes in the fair value of financing derivatives, warrants liability and equity securities investment included in other income (expense), net and certain legal expenses defined by the Notes and classified as general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss. Additionally, the Company recorded transaction costs related to the issuance of warrants, which costs were allocated to the warrants liability and recorded in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss. The remaining transaction costs were recorded in additional paid-in capital in the Consolidated Balance Sheets.

	Three Months Ended December 31,
	2020	2019
(In thousands)	(Unaudited)	(Unaudited)
Net loss (GAAP)	$(13,212)	$(21,390)

Interest expense, net	9,076	8,350
Amortization of intangible assets	6,705	6,925
Depreciation	3,747	3,331
Finance lease amortization expense	443	439
Income tax provision	1,740	1,733
EBITDA	8,499	(612)

Adjustments:
Stock-based compensation expense	2,545	2,425
Investigation and audit related	—	129
Restructuring	—	(1,886)
Other (income) expense, net (1)	(1,658)	5,413
Adjusted EBITDA	$9,386	$5,469
(1) Adjustments to other (income) expense, net, reflect non-cash changes in the fair value of financing derivatives and warrants liability included in other income (expense), net on our Consolidated Statements of Operations and Comprehensive Loss.